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                                                                     EXHIBIT 2.2

                OSE INC. EXCLUSIVE SALES DISTRIBUTOR AGREEMENT

This Sales Distributor Agreement (the "AGREEMENT") is made and entered into this 29th day of October, 1999 (the "EFFECTIVE DATE"), between ORIENT SEMICONDUCTOR ELECTRONICS LTD., a Taiwanese corporation ("MANUFACTURER") and OSE INC. (U.S.), a California corporation ("DISTRIBUTOR").

     THE PARTIES AGREE AS FOLLOWS:

                            Article 1  APPOINTMENT
                                       -----------

1.1 Subject to the terms and conditions of this Agreement, Manufacturer appoints Distributor as its exclusive sales distributor with the right to place orders for the products for the IC assembly test and services (the "Products") within the United States, Canada and Mexico (the "Territory"). By its execution of this Agreement, Distributor accepts appointment as Manufacturer's exclusive sales distributor in the Territory, subject to the terms and conditions of this Agreement.

1.2 Manufacturer reserves the right to discontinue manufacturing and selling or to modify any of its Products, subject to the limitations in paragraph 5 of this Article. Manufacturer will keep Distributor informed about pending modifications to or deletions from its Products.

1.3 Manufacturer reserves the right to deal directly with any customer at any time; however, in such event, Distributor will receive the full payment it would otherwise have received under Article 6.

1.4 Distributor will not sell or promote products that, in the opinion of Manufacturer, are directly or indirectly in conflict or competitive with Manufacturer's Products without prior approval in writing by Manufacturer.

1.5 At its sole discretion, upon 30 days' written notice to Distributor, Manufacturer may, from time to time,

          (a) add to the definition of "Products" the description of any new item that is similar in kind to any item already described as Products in this Agreement; or

          (b) substitute for any item described in the definition of "Products" in this Agreement the description of a similar item; or

          (c) delete any Product described herein, the production of which has been discontinued or limited by Manufacturer.

     1.6 Distributor will provide Manufacturer with a complete list of companies it represents and products it sells and agrees to notify Manufacturer in writing of each deletion or addition to this list while this Agreement is in effect.
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     1.7  Manufacturer will inform Distributor of facts and policies concerning the shipment and transportation of Products to the extent necessary to satisfy reasonable and foreseeable customer inquiries.

     1.8 Manufacturer agrees to maintain sufficient inventory and supplies to enable it to fill promptly all orders placed by Distributor.

                    Article 2    DURATION OF THE AGREEMENT
                                 -------------------------

     2.1 The term of this Agreement shall be for a period of ten (10) years from the Effective Date. This Agreement shall automatically renew itself for an additional ten (10) years, upon the same terms and conditions unless terminated pursuant to Article 4.

                           Article 3    TERRITORY
                                        ---------

     3.1 Manufacturer grants to Distributor the exclusive right to place orders for Products from any potential customer, subject to the exceptions listed in paragraph 3.3, located in the Territory.

     3.2 Manufacturer shall provide to Distributor with a list of exporters and companies that Distributor is prohibited from making sales to for the express purpose of sale or resale in foreign markets. Distributor may make such sales only after obtaining written approval from Manufacturer.

     3.3 The Territory may subsequently be modified, enlarged, reduced, or otherwise modified in area by the mutual written consent of the parties to this Agreement.

                            Article 4   TERMINATION
                                        -----------

     4.1 Either party will have the right to terminate this Agreement, prior to the expiration of the term (or any renewal term) hereof, upon the occurrence of any of the following events:

          (a) Any material breach or default by the other party of any term, obligation, covenant, or warranty under this Agreement, if the breach or default is not waived in writing by the non-defaulting party, at any time after ninety
(90) days' written notice to the party in breach or default if during such 90-day period the party in breach or default has failed to cure such material breach or default;

          (b)  Mutual written consent of the parties;

          (c) Written notice of termination given by either party to the other party if such other party commits, or becomes subject to, any of the following acts or proceedings:

                    (i) the filing of a voluntary or involuntary petition in bankruptcy or other insolvency proceeding, including a petition for reorganization; or

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                    (ii)   the general inability of a party to pay its debts as
such debts become due; or

                    (iii) the appointment of a receiver or trustee of the business of the party, or a creditor's taking over of the business of a party.

     4.2 If Manufacturer terminates this Agreement for any reason prior to the expiration of the term, such early termination by Manufacturer will require the payment by Manufacturer of the following amount to compensate Distributor for early termination:

     (i)    if during the first year from the Effective Date, $5.0 million;
     (ii)   if during the second year from the Effective Date, $4.5 million;
     (iii)  if during the third year from the Effective Date, $4.0 million;
     (iv)   if during the fourth year from the Effective Date, $3.5 million;
     (v)    if during the fifth year from the Effective Date, $3.0 million;
     (vi)   if during the sixth year from the Effective Date, $2.5 million;
     (vii) if during the seventh and eighth year from the Effective Date, $2.0 million; or
     (viii) if during the ninth or tenth year from the Effective Date, $1.5 million.

     4.3 Within 30 days after the termination of this Agreement if terminated due to a material breach or default of the Distributor, Distributor shall surrender to Manufacturer a list of active negotiations with customers and prospective customers. Distributor shall also surrender to Manufacturer a copy of all support materials such as letters, contact reports, etc., for each potential sale listed.

     4.4 Manufacturer must pay 100% of applicable payments to the terminated Distributor for orders received (and subsequently accepted) by Manufacturer from prospective customers who appear in the list surrendered to Manufacturer pursuant to paragraph 4.3 if such orders are received (and subsequently accepted) within six months of termination date.

     4.5 Upon termination of this Agreement, Distributor must return promptly to Manufacturer all samples, sales manuals, price lists, technical information, and any and all papers relating to the business between Manufacturer and the customers in the Territory that are in Distributor's possession. The costs of returning the aforesaid material will be paid by the party electing to terminate the relationship, except that if termination is as a result of a material breach or default the breaching or defaulting party shall be responsible for such costs.

     4.6 All samples, brochures, confidential material, trademarks, patents, drawings, technical and sales aids, and any other material submitted by Manufacturer to Distributor are the property of Manufacturer. Upon termination of this Agreement, Distributor must, within a reasonable time, gather and pack all such material in its possession for return shipment, in accordance with Manufacturer's reasonable instructions.

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     4.7  Upon termination of this Agreement, Manufacturer must honor all orders placed by Distributor and accepted prior to termination, and Distributor shall be entitled to payments pursuant to Article 6.

     4.8 Promptly upon the termination (for any reason) of this Agreement, Distributor must immediately and forever thereafter cease to place orders or to represent in any manner that Distributor is associated with Manufacturer.

     4.9 Promptly upon the termination (for any reason) of this Agreement, Distributor shall discontinue use of any trademarks or trade names of Manufacturer or relating to the Products, including, but not limited to, advertising and business materials of Manufacturer. At its own expense, Distributor will remove all signs which designate Distributor as distributor or agent of Manufacturer and shall give notice to publications that list it as a distributor of Manufacturer. In the event Distributor fails to so remove, or give notice, Manufacturer may itself so remove, or give notice, at Distributor's expense.

     4.10 The confidentiality requirement of Article 12 shall survive termination of this Agreement. In addition, Distributor must return all confidential information, as described in Article 12 hereof, immediately upon termination of this Agreement.

     4.11 Any termination under this Article will not deprive the terminating party of its legal or equitable remedies for breach of this Agreement.

     4.12 All customers placed by Distributor during the term of this Agreement are the customers of Manufacturer. For a period of one year immediately following the termination of this Agreement, Distributor shall not:

          (a) disclose to any person, firm, or corporation the names or addresses of any of Manufacturer's customers or any information pertaining to them; or

          (b) call on, solicit, or take away any of Manufacturer's customers on whom Distributor called or with whom it became acquainted during the term of this Agreement, for the purpose of selling, or negotiating to sell, products which, in the opinion of Manufacturer, compete with the Products.

                     Article 5     PAYMENT TO DISTRIBUTOR
                                   ----------------------

     5.1 The payments set forth in this section will be the sole compensation and payment in full to Distributor for all services Distributor will render under this Agreement.

     5.2 Manufacturer will pay Distributor a payment of five percent (5%) of the gross invoice value of Manufacturer's shipment to purchaser.

     5.3 Payment will be deemed earned by Distributor when invoice is remitted to the purchaser.

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     5.4  Manufacturer retains the discretion to allocate payments between
Distributors or between Distributor(s) and Manufacturer, when the place of initial placement, location of purchaser, and shipping destination do not all fall within the Territory of a single Distributor. The total of the split payments will add up to a full payment, and each Distributor involved will receive a proportionate share relative to its contribution as determined by Manufacturer.

     5.5 Manufacturer shall use good faith to not knowingly allow reshipment by a purchaser for the purpose of avoiding the payment of payments to Distributor.

                       Article 6   PAYMENT TO MANUFACTURER
                                   -----------------------

     6.1 Manufacturer and Distributor will determine on a case-by-case basis whether to set off the amount of payment earned in connection with Products returned, for any reason, by customers against payments otherwise earned by Distributor. If a customer returns a Product for warranty service, repair, or replacement, Distributor's payment will not be affected unless the customer receives a refund.

     6.2 Manufacturer will provide Distributor with a statement of shipments of Products to customers within Distributor's Territory as soon as practicable.

     6.3 Upon collection, Distributor will deduct the amount of payment earned in connection with sales of Products, and then remit the balance of the collection to Manufacturer.

     6.4 Distributor will have the right to engage, at its own expense, an independent, certified public accountant reasonably acceptable to Manufacturer, to examine Manufacturer's records from time to time as may be necessary to determine but no more than once annually, with respect to any calendar year, the correctness of any report or payment made under this Agreement. If any such audit reveals an underpayment of more than five percent of the correct amount of payments due hereunder, such audit will be at the expense of Manufacturer. If any audit conducted on behalf of Distributor shall show that Manufacturer underpaid the payments due to Distributor under the Agreement herein as to the period subject to the audit, then Manufacturer shall immediately pay to Distributor any such deficiency with interest thereon at an annual rate equal to two percent above the U.S. dollar reference rate (the "prime rate") charged from time to time by Citibank, N.A. from the date due until paid or at such lower rate as shall be the maximum rate permitted by law.

                             Article 7  COLLECTIONS
                                        -----------

     7.1 Distributor will have primary responsibility for all collections from customers.

     7.2 Distributor and Manufacturer will share in the assumption of any bad debts that arise from customer sales such that one-third (33.3%) of the bad debt will be assumed by Distributor, and two-thirds (66.6%) of the bad debt will be assumed by Manufacturer.

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     7.3  For purposes of this Article 7, bad debt will be calculated net of all collection expenses, including legal fees.

     7.4 At least two times per month, Distributor will send to Manufacturer the collection amount net of payment via wire transfer to the financial institution designated by Manufacturer.

                       Article 8   DISTRIBUTOR'S EXPENSES
                                   ----------------------

     8.1 Distributor shall be solely responsible for all expenses incurred for the operation of its office and sales activities, including, without limitation, office and warehouse rent, salaries and payments of office help and salesmen in its employ, licenses, taxes, insurance, automotive costs, transportation and living expenses.

     8.2 Distributor must maintain full liability insurance on automotive and other transportation equipment utilized in the course of Distributor's business to protect Manufacturer from responsibility or liability resulting from accidents. Distributor must also maintain, at its own expense, full insurance under any Workers' Compensation Laws effective in the Territory, covering all persons employed by and working for Distributor in connection with this Agreement.

     8.3 Manufacturer will be solely responsible for the payment of expenses incurred for producing, packaging, shipping, and, where applicable, installing the Products.

                           Article 9    SALES PROMOTION
                                        ---------------

     9.1 Distributor must use its commercially reasonable efforts to place orders for Products in the Territory during the term of this Agreement.

     9.2 Distributor will be solely responsible for marketing and sales activities within the Territory, including all customer visits, direct mail, and telephonic contacts of customers. All of Distributor's marketing and sales efforts shall be at Distributor's sole discretion.

     9.3 Distributor will be responsible for negotiating sales with customers, subject to Distributor's keeping Manufacturer reasonably informed of sales negotiations within the Territory.

     9.4 Distributor will use its commercially reasonable efforts to communicate to Manufacturer any operational or product difficulties expressed by customers in the Territory. Upon reasonable request by Manufacturer, Distributor will also assist Manufacturer on matters relating to quality assurance and technical issues to improve business prospects in the Territory.

     9.5 Distributor must provide Manufacturer, on or before December 1 and May 1 of each year, with a sales forecast on a Product-by-Product basis for the next six month period beginning January 1 and June 1, respectively.

                            Article 10  ADVERTISING
                                        -----------

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     10.1 Manufacturer will supply to Distributor, without cost to Distributor, reasonable quantities of Manufacturer's advertising and selling literature, samples, price lists, displays, drawings, technical or engineering data, and other data relating to the Products, if any, as designed and made available by Manufacturer.

     10.2 Distributor agrees to utilize, distribute, and display the advertising and selling aids provided by Manufacturer in a manner reasonably intended to be effective.

     10.3 Distributor will charge sixty-five percent (65%) of any advertising costs or expenses to Manufacturer, and will be responsible for the remaining thirty-five percent (35%) of such costs; provided, however, that Manufacturer shall be fully responsible for all advertising costs and expenses relating to the "Semicon International" advertisements in the Territory. Distributor and Manufacturer shall equally share the costs associated with a hospitality suite at the "Semicon" trade show.

     10.4 Distributor and Manufacturer shall share the JEDEC standard meeting joining fee such that Distributor shall be responsible for one-third (33.3%), and Manufacturer shall be responsible for two-thirds (66.6%) of such fee.

     10.5 Manufacturer shall be fully responsible for the cost of the JEDEC joint membership annual fee.

     10.6 Distributor agrees to provide Manufacturer with complete written descriptions of Distributor's planned use of any authorized trademark or trade names of Manufacturer on stationery, invoices, catalogs, brochures, or other materials and to submit to Manufacturer samples of any advertising or other written materials which use such trademark or trade name. Distributor agrees not to make any use of Manufacturer's trademark or trade name without Manufacturer's prior written approval, which shall be given at Manufacturer's discretion.

                    Article 11  INFRINGEMENT AND INDEMNITY
                                --------------------------

     11.1 Distributor shall promptly notify Manufacturer in writing in the event Distributor is informed or has reason to believe that any third party is or may be infringing upon any patent, copyright, trademark, or other proprietary right relating to any Product. Upon Manufacturer's reasonable request, Distributor shall fully cooperate with Manufacturer in the prosecution of such infringement claim relating to any Product, and such cooperation shall include making available all of Distributor's records pertaining to the Products or Distributor's representation under this Agreement. Distributor's cooperation on such matters shall be at Manufacturer's reasonable expense.

     11.2 Manufacturer shall be permitted to defend, settle, compromise, or otherwise respond to any such infringement in whatever manner it deems fit, in its absolute discretion.

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     11.3 Distributor and Manufacturer will share equally in the cost of any sales or import taxes and duties arising under the laws of the United States, any State, political subdivision of a State, or municipality that arise directly from the representation under this Agreement.

                          Article 12  CONFIDENTIALITY
                                      ---------------

     12.1 Each party hereto will maintain in confidence all confidential information disclosed by the other party hereto. Neither party will use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents or consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own most confidential information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of such confidential information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the confidential information. Notwithstanding any other provision in this Agreement to the contrary, the obligations set forth in this Article 12 shall survive any termination or expiration of this Agreement for a period of ten (10) years thereafter.

     12.2 The obligations of confidentiality contained in Section 12.1 will not apply to the extent that it can be established by the receiving party by competent proof that such confidential information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

          (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information to others.

     12.3 Each party may disclose the confidential information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, provided that if such party is required to make any such disclosure of the confidential information it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

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             Article 13  PRODUCT WARRANTY AND PRODUCT LIABILITY
                         --------------------------------------

     13.1 Manufacturer will provide its standard warranty ("warranty") covering Products to each customer placed by Distributor.

     13.2 Such warranty will contain a statement to the effect that no one is authorized to make any warranty or representation other than as set forth in the warranty and that the customer may not rely on any other warranty or representation.

     13.3 Manufacturer will indemnify Distributor for all liability, loss, costs, expenses, or damages howsoever caused by any Products (whether or not defective), including but not limited to any injury to any person or to property.

                         Article 14  RETURNED PRODUCTS
                                     -----------------

     14.1 Distributor shall inform any customers that desire to return Products that Products must be returned to Manufacturer.

     14.2 If Distributor does receive returned Products, Distributor agrees to keep Products for a reasonable time and in such a manner that Products will not be damaged in any way beyond normal deterioration, subject to Manufacturer's approval. Manufacturer agrees to retrieve Products in a reasonable time and at its own expense. Manufacturer shall reimburse Distributor for any reasonable storage costs within one month after retrieval.

                              Article 15  REPAIRS
                                          -------

     15.1 Distributor understands that it is not authorized by this Agreement to perform servicing of any kind upon any Products in the Territory or elsewhere absent the express prior written approval of Manufacturer.

     15.2 Distributor shall report to Manufacturer all malfunctions of or related to the Products which come to Distributor's attention.

     15.3 Distributor shall be technically capable and physically equipped to undertake nominal field repairs.

              Article 16  DISTRIBUTOR'S IMPROVEMENTS IN PRODUCTS
                          --------------------------------------

     16.1 If Distributor makes any discoveries, devices, or other tangible or intangible improvement relating to Products and to which Distributor can legitimately claim a proprietary right, Distributor agrees to give Manufacturer the first right to negotiate to use, license, or market such improvement outside Distributor's Territory.

                              Article 17  REPORTS
                                          -------

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     17.1 Every six months, in connection with the sales forecast required in
Paragraph 9.5 of this Agreement, Distributor will report to Manufacturer concerning i) its activities under this Agreement from the date of its last report to the date of the report in question and ii) the proposed activities of Distributor under this Agreement for the next six month period. Distributor shall also notify Manufacturer at once concerning major developments in the Territory relating to the sale or use of the Products.

                              Article 18  NOTICES
                                          -------

     18.1 Except with respect to oral notices expressly permitted by this Agreement, any notice or communication contemplated by, or made pursuant to, this Agreement must be in writing and will be deemed delivered on the date of delivery if delivered personally, or in three days after mailing if placed in the United States mail, postage pre-paid addressed to Distributor or Manufacturer, as the case may be, at the address shown below in this Article or such other address as the relevant party shall designate with at least 10 days' written notice.

     18.2 Notwithstanding the above paragraph, the parties may communicate by telegram, telex, electronic mail or confirmed facsimile and such telegram, telex, electronic mail or confirmed facsimile shall be deemed delivered on the date of transmission if sent to the address shown in this Article or such other address as shall be designated with at least 10 days' written notice.

     18.3 Every notice to Manufacturer required or contemplated by this Agreement shall be sent to Manufacturer as follows:

     Manufacturer

     __________________________

     __________________________

     Attention: _______________

     Facsimile:________________

     18.4 Every notice to Distributor required or contemplated by this Agreement shall be sent to Distributor as follows:

     Distributor

     __________________________

     __________________________

     Attention: _________________

     Facsimile: _________________

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                            Article 19  ASSIGNMENT
                                        ----------

     19.1 The rights or obligations of either party to this Agreement may be assigned or delegated, respectively, in connection with the sale of all or any portion of the business of the assigning or delegating party; provided, however, that the assignee or delegatee (1) continues the transferred business for portion thereof sold upon essentially the same or larger scale and scope of effectiveness as Manufacturer's or Distributor's business or portion thereof sold and (2) enters into a binding legal contract, where permitted under controlling law, with the selling Manufacturer or Distributor prohibiting the seller from engaging in an activity competitive with the assignee or delegatee in the Territory for a period of three years or more from the effective date of such transfer or assignment.

     19.2 Manufacturer will not restrict Distributor's appointment of desirable and effective sub-agents in the Territory involved, pursuant to Article 23.

                    Article 20  TRADEMARKS AND TRADE NAMES
                                --------------------------

     20.1 Distributor is authorized to use Manufacturer's trademark or trade name as a trademark connected with the Products and shall always refer to the Products in such a manner as to indicate that they are the Products of Manufacturer. Distributor agrees to use only Manufacturer's trademark or trade name in referring to Products.

     20.2 Distributor acknowledges that it has no right in or to either the name Orient Semiconductor Electronics Ltd. or any trademark or trade name currently used or which may later be used by Manufacturer, and Distributor agrees that it shall not acquire any right to such name, trademark, or trade name by virtue of this Agreement or any operations under this Agreement.

     20.3 Distributor further agrees that it will not use any trademark or trade name used by or similar to those used by Manufacturer in any manner as a part of its business, corporate, or trade name or otherwise, except in a manner preserving Manufacturer's rights therein and with Manufacturer's prior written permission.

     20.4 Distributor will not remove, deface, destroy, or conceal in any way any insignia, decal, label, or other markings placed on the Product or Product's container by Manufacturer.

     20.5 Distributor shall not obtain or attempt to obtain in any country or Territory during the term of this Agreement or any time thereafter any right, title, or interest in or to any patents, trademarks, trade names, utility models, or other industrial property currently or hereafter used or owned by Manufacturer or in or to any design or improvements or inventions whatsoever embodied in or to be embodied in the Products, except with the prior written consent of Manufacturer, and Distributor hereby expressly waives any right that it may have, or may subsequently have, to do so. In the event that any such right, title, or interest should be obtained by Distributor in contravention of

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this Article, Distributor shall hold the same on behalf of Manufacturer and must transfer the same to Manufacturer upon Manufacturer's request and without expense to Manufacturer.

     20.6 Upon expiration or other termination of this Agreement or upon request by Manufacturer, Distributor must cease using, in any way, any and all trademarks or trade names of Manufacturer and shall cease making any reference to such marks or names in its stationery, advertising, in telephone books and directories, and in or on any other property in its possession or control.

                       Article 21  LEGAL FEES AND COSTS
                                   --------------------

     21.1 If any legal action or other proceeding is brought to enforce this Agreement, the successful or prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred in any such action or proceeding, in addition to any other relief to which it may be entitled.

                        Article 22  LEGAL RELATIONSHIP
                                    ------------------

     22.1 Distributor is neither the legal representative nor the agent of Manufacturer for any purpose whatsoever and has no right or authority to assume or create any obligations of any kind or make any representations or warranties, whether express or implied, on behalf of Manufacturer or to bind Manufacturer in any respect whatsoever without the prior written consent of Manufacturer.

     22.2 Manufacturer warrants that the Products sold under this Agreement are and will be free of any patent infringement. Manufacturer agrees to defend at its expense all actions and suits alleging infringement to which Distributor may be made a party. Manufacturer shall indemnify Distributor from all claims of infringement of any patent, copyright, trademark, or other proprietary right with respect to any Product and all other claims against Distributor with respect to Products including, without limitation, product liability claims. Distributor shall promptly notify Manufacturer in the event any such claim is made against Distributor or Manufacturer, and Manufacturer shall at its option defend or otherwise respond to any such claim or pay Distributor's reasonable costs for so defending or responding. Distributor shall fully cooperate with Manufacturer in defense of all such claims.

     22.3 If, at any time this Agreement remains in force, Distributor has reason to believe it has any claim against Manufacturer with respect to any transaction arising from this Agreement, it will notify Manufacturer thereof, in writing, upon the occurrence of the event considered in the claim, or within 60 days thereafter. If Distributor fails to notify Manufacturer in the manner prescribed in this paragraph, Distributor shall be deemed to have waived its claim against Manufacturer.

     22.4 Distributor will have the right to appoint or otherwise designate suitable and desirable salesmen, employees, agents, and representatives. Distributor will be solely responsible for such persons and their acts. Such persons must be employed at Distributor's own risk, expense, and supervision and will not have any claim against Manufacturer for salaries, payments, items of cost, or any other form of compensation or reimbursement. Distributor agrees and covenants that such

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persons will be subordinate to Distributor and subject to each and all of the terms, provisions, and conditions applying to Distributor under this Agreement.

                           Article 23  FORCE MAJEURE
                                       -------------

     23.1 Neither Manufacturer nor Distributor shall be responsible or liable for its failure to perform its obligations under this Agreement due to events beyond its reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God, acts in compliance with any law, regulation, or ordinance (whether valid or invalid) of any government.

                  Article 24  APPLICABLE LAW AND JURISDICTION
                              -------------------------------

     24.1 This Agreement shall be governed and construed in accordance with the laws of the State of California. If any provision is held invalid by any court of competent jurisdiction, its invalidity shall not affect any other provision in this Agreement.

     24.2 The parties to this Agreement unconditionally and irrevocably agree that the state and federal courts of California and any courts competent to hear appeals from such courts shall have the exclusive jurisdiction over any and all actions arising out of or in relation to this Agreement.

                           Article 25  COUNTERPARTS
                                       ------------

     25.1 This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

                           Article 26  SEVERABILITY
                                       ------------

     26.1 Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                              Article 27  WAIVER
                                          ------

     27.1 Failure by either party at any time to require the other party's performance of any obligation under this Agreement shall not affect its right to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement. No waiver will be binding unless executed in writing by the party making the waiver.

                           Article 28  MODIFICATIONS
                                       -------------

     28.1 No modification, amendments, or supplements to this Agreement shall be effective for any purpose unless made in writing and signed by each party.

                         Article 29  ENTIRE AGREEMENT
                                     ----------------

     29.1 This Agreement, which includes the Schedules attached hereto, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party is relying upon any warranties, representations, definitions, or inducements not set forth in this Agreement. Except as stated herein, no supplement, modification, or amendment of this Agreement will be binding unless executed in writing by both parties.






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                                      -14-

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed at Santa Clara, California, as of the first date written above.

                                    MANUFACTURER
                                    Orient Semiconductor Electronics Ltd.

                                    By: /s/ Calvin Lee
                                       -----------------------------
                                    Title: President
                                          --------------------------

                                    DISTRIBUTOR
                                    OSE Inc.

                                    By: Edmond Tseng
                                       -----------------------------
                                    Title: President
                                          --------------------------

                                      -15-